UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2010

NATIONAL ENERGY SERVICES COMPANY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-50089	52-2082372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3153 Fire Road, Suite 2C. Egg Harbor Township, NJ 08234

(Address of principal executive offices)

Registrant’s telephone number, including area code (410) 309-2771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-=12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

The Company completed the sale of the outstanding stock of its wholly-owned National Energy Services Company, Inc., a New Jersey corporation subsidiary to Summertime LTD, a Belizean corporation.

The Company granted a sub-license of its SIP panel License procured during the month of March specifically for the construction of a plant and utilization of the manufactured structurally insulated panels.

The price for royalties and other amounts to be paid by Summertime LTD was reduced because of the assumption of all of the subsidiaries debt.

The balance sheet as of March 31, 2010, as attached is the majority of the consideration to be paid for this transaction.

The agreement is attached as an exhibit below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of certain Officers.

(a)(1)	Effective at the close of business March 31, 2010, Robyn Bailey was elected Secretary and accepted a seat on the Board of Directors.

Ms. Bailey is the President of our newest subsidiary Global Green Resources, Inc. She has been active in the Information Technology sector for her whole professional career. She has operated various software training classes and brings contracts and contacts for training in cloud computing systems and many other software systems.

On March 31, 2010 Dr. John Kalogeris our Chief Executive Officer and Chief Financial Officer passed away in California. He will be sorely missed in the product development and engineering areas of the Company. We extend our condolences to his family, friends and professional associates who loved and respected this highly intelligent and capable person.

The company will seek additional officers and directors after this sad loss and will evaluate all of the projects that have been opened and that were expected to become part of the operations. An advisory committee of technical and professional people will be formed in the wake of this great loss.

Item 9.01 Financial Statements and Exhibits

99.1	Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Energy Services Company, Inc.
(Registrant)
April 8, 2010

/s/ David F LaFave, President
(Signature)